Exhibit 10.1
October 18, 2007
Dana Corporation
4500 Dorr Street
Toledo, OH 53615
Ladies and Gentlemen:
     Reference is made to the Investment Agreement, dated as of July 26, 2007 (as may be amended from time to time and together with all exhibits thereto, the “Investment Agreement”), by and among Centerbridge Capital Partners, L.P., a Delaware limited partnership (“Centerbridge LP”), CBP Parts Acquisition Co. LLC, a newly formed Delaware limited liability company and subsidiary of Centerbridge LP (“CBP Parts” and together with Centerbridge LP, “Centerbridge”), and Dana Corporation, a Virginia corporation (the “Company”). The Investment Agreement, among other things, sets forth certain terms and conditions on which Centerbridge has agreed to purchase New Dana’s Series A Preferred and backstop the sale of $250 million in liquidation preference of New Dana Series B Preferred Stock. A true and correct copy of the Investment Agreement has been provided to the investors whose names and addresses are listed on the signature page hereto (each a “Series B-2 Backstop Investor” and collectively the “Series B-2 Backstop Investors”). This commitment is being provided in connection with the filing of a First Amended Joint Plan of Reorganization substantially in the form attached here to as Exhibit A (the “Plan”). Capitalized terms used but not defined in this letter agreement have the meanings ascribed to such terms in the Investment Agreement.
     1. Commitment to Purchase Series B-2 Shares. The Series B-2 Backstop Investors hereby agree that, subject to the second to last sentence of this Section 1, upon satisfaction of all the conditions set forth in Sections 5.1 and 5.3 of the Investment Agreement, without waiver of any such conditions except (a) waivers in which each Series B-2 Backstop Investor concurs and (b) waivers by the Company, the Series B-2 Backstop Investors collectively will purchase up to 2,900,000 Series B-2 Shares from New Dana for a price of $100 per share (the “Series B-2 Purchase Price”) in cash at the Closing, in accordance with their respective allocation percentages as set forth on Exhibit B attached hereto (the “Commitment Percentage”) to the extent that Qualified Investors do not purchase $540 million in liquidation preference of Series B Preferred Stock on the terms set forth in Section 1.2 of the Investment Agreement, increased by $40 million as provided in the Plan. The Company shall provide written notice to the Series B-2 Backstop Investors no later than two business days prior to the Closing of the aggregate number of shares of Series B Preferred Stock that are not paid for by Qualified Investors and the corresponding aggregate purchase price for such shares. The Series B-2 Backstop Investors and the Company acknowledge and agree that their commitment to purchase Series B Preferred Stock pursuant to this Agreement constitutes a several obligation of each of the Series B-2 Backstop Investors. Each Series B-2 Backstop Investor acknowledges that the Series B

Preferred Stock that it may otherwise be entitled to purchase pursuant to the Investment Agreement and the Plan as a Qualified Investor (“Eligible Purchase”) may be subject to reduction to the extent its purchase obligations hereunder together with any Series B Preferred under an Eligible Purchase would cause it and its Affiliates to exceed the $200 million maximum in Section 1.2 of the Investment Agreement. No Series B-2 Backstop Investor will be entitled to refuse to fund their commitment to purchase Series B Preferred Stock pursuant to this Agreement on the basis that the condition in Section 5.3(d) of the Investment Agreement (the “MAC Condition”) has not been fulfilled unless and until all of the Series B-2 Backstop Investors have first agreed in writing to assert that the MAC Condition has not been fulfilled. Any declaration that the MAC condition has not been fulfilled by fewer than all of the Series B-2 Backstop Investors will not be effective and will have no effect on the obligation of any Series B-2 Backstop Investor to pay its share of the Series B-2 Purchase Price to the Company.
     2. Commitment Fee. In consideration of the Series B-2 Backstop Investors’ commitment to purchase the Series B Preferred Stock on the Effective Date pursuant to this Agreement, the Company will pay to the Series B-2 Backstop Investors an aggregate fee of $11.6 million to be allocated pro rata among each Backstop Investor according to the percentages set forth on Exhibit B (the “Series B-2 Commitment Fee”), which fee will be payable by the Company, without duplication, when and if any of the following shall occur: (w) the Commitment Fee is payable to Centerbridge pursuant to Section 7.1(d) or Section 7.2 of the Investment Agreement, (x) the Termination Fee is payable to Centerbridge pursuant to Section 7.1(c) of the Investment Agreement or Centerbridge is entitled to be paid a fee and expenses pursuant to Section 7.1(a) or 7.1(b), (y) the Company or Centerbridge terminate the Investment Agreement pursuant to Section 6.1 of the Investment Agreement, or (z) the Company terminates the Investment Agreement pursuant to Section 6.2(e), provided (in the case of clauses (w), (x), (y) and (z)), that none of the Series B-2 Backstop Investors is in material breach of this letter agreement and provided, further, that, if (A) this Agreement is terminated prior to the any of the events in clauses (w), (x), (y) or (z) having occurred or (B) the Series B-2 Backstop Investors assert that the MAC Condition has not been fulfilled (unless such condition is subsequently waived) and Centerbridge has not alleged that the MAC Condition has not been fulfilled or has waived the MAC Condition, then in each such case no Series B-2 Commitment Fee shall be payable, provided, further, that in the event that a court of competent jurisdiction requires that Series B-2 Backstop Investors to fund their commitments within a timeframe that does not delay the Closing regardless of the fact that they have asserted that the MAC Condition has not been fulfilled, then the Company shall pay the Series B-2 Commitment Fee.
     The Series B-2 Commitment Fee will be paid by wire transfer of immediately available funds to such account or accounts as are designated in writing to the Company by each of the Series B-2 Backstop Investors. For the reasons set forth in Section 7.5 of the Investment Agreement, the Series B-2 Commitment Fee, when paid following any breach by the Company of any representation, warranty or covenant in favor of the Series B-2 Backstop Investors contained in this letter agreement, the Investment Agreement or in the Support Agreement, will be deemed paid as liquidated damages.
     3. Representations and Warranties of the Company. The representations and warranties of the Company set forth in Article II of the Investment Agreement are incorporated herein by this reference and are made by the Company to the Series B-2 Backstop Investors, subject to the qualifications set forth in Article II of the Investment Agreement, including the qualifications and exceptions contained in the Company Disclosure Letter notwithstanding that the Series B-2 Backstop Investors party to this letter agreement have hereby waived their right to receive a copy of the Company Disclosure Letter unless and until each has signed a confidentiality agreement in the form of Exhibit C attached hereto (a “Confidentiality Agreement”). A copy of the Company Disclosure Letter will be delivered to each Series B-2 Backstop Investor promptly upon execution by such investor of a Confidentiality Agreement. A copy of the Investment Agreement, together with any amendments or supplements thereto, in effect as of the date hereof, has been delivered to the Series B-2 Backstop Investors, but the Company Disclosure Letter has not been delivered to the Series B-2 Backstop Investors. Each Series B-2 Backstop Investor agrees to be bound by and charged with the knowledge of all of the exceptions and disclosures in the Company Disclosure Letter, including without limitation, exceptions to the covenants in Article IV of the Investment Agreement.
     Except as and to the extent expressly set forth in this letter agreement or incorporated by reference to the Investment Agreement as provided in the immediately preceding paragraph, the Company makes no representations or warranties whatsoever, and disclaims all liability and responsibility for any representation, warranty, statement made or information communicated (orally or in writing) to any Series B-2 Backstop Investor (including, but not limited to, the information memorandum furnished to any Series B-2 Backstop Investor in connection with their consideration of an investment in the Company and any opinion, information or advice which may have been provided to any Series B-2 Backstop Investor or any of their respective Affiliates, by any officer, stockholder, director, employee, engineering or accounting firm, legal counsel or any other agent, consultant or representative of such party, as applicable).
     4. Representations, Warranties and Covenants of the Series B-2 Backstop Investors. The representations and warranties of Centerbridge and the Purchaser set forth in Article III of the Investment Agreement, other than Section 3.8(a) thereof, are incorporated herein by this reference, mutatis mutandis substituting references therein to Centerbridge and the Purchaser with references to each Series B-2 Backstop Investor, and are made by each Series B-2 Backstop Investor to the Company.
     Each such Series B-2 Backstop Investor acknowledges that it and its representatives has received or been afforded the opportunity to review prior to the date hereof all written materials that the Company was requested to deliver or make available, as the case may be, to such Series B-2 Backstop Investor pursuant to this letter agreement on or prior to the date hereof; provided, however, that the Company has not provided any information to the Series B-2 Backstop Investors executing this agreement that it considers to be of a confidential nature as such Series B-2 Backstop Investors have expressly waived their right to receive such information. Such Series B-2 Backstop Investors have no Knowledge of any facts or circumstances that could reasonably be expected to constitute a breach of the representations and warranties of the Company in this letter agreement (including such representations and warranties incorporated by reference from the Investment Agreement).
     5. No Survival of Representations and Warranties. None of the representations and warranties in this letter agreement (or incorporated by reference in this letter agreement) or in any instrument delivered pursuant to this letter agreement shall survive the Closing.

     6. Covenants. The covenants set forth in Sections 4.5 and 4.7 through 4.11 of the Investment Agreement are incorporated herein by this reference, mutatis mutandis substituting references therein to Centerbridge and the Purchaser with references to each Series B-2 Backstop Investor and subject to the exceptions set forth in the Disclosure Letter, and are obligations of the Company to each Series B-2 Backstop Investor and of each Series B-2 Backstop Investor to the Company; provided, however, that no Series B-2 Backstop Investor that is a party hereto shall have any rights under Section 4.6 of the Investment Agreement unless and until such Series B-2 Backstop Investor executes and delivers to the Company a confidentiality agreement having terms no less favorable to the Company nor more favorable to such Series B-2 Backstop Investor than the respective terms of the confidentiality agreement attached as Exhibit A to the Approval Order, provided, further, however, that any consent given by Centerbridge to Company actions pursuant to Section 4.5 will be deemed consent of the Series B-2 Backstop Investors unless the Series B-2 Backstop Investors unanimously object to such Centerbridge consent within three (3) business days of receiving notice from the Company of such Centerbridge consent. The Company agrees to provide the Backstop Investors with notice of any Centerbridge consent to any actions pursuant to Section 4.5 of the Investment Agreement within one (1) business day after Centerbridge gives such consent.
     As provided in the Plan, if (i) the resolution by the Debtors of an objection to the Plan or Disclosure Statement made by or on behalf of a holder of a Class 5B Claim or (ii) the resolution of any appeal to the approval of the terms of the Global Settlement with Appaloosa Management, L.P. or any affiliate thereof would require, in either such case, a payment to be made or other consideration to be provided to such party (collectively, the “Dispute Resolution”), the Debtors may agree to such resolution only with the reasonable consent of the Series B-2 Backstop Investors and Centerbridge.
     7. Notice of Certain Events. Each Series B-2 Backstop Investor will promptly notify the Company of any event or circumstance that at any time during the term of this letter agreement could (a) result in or reasonably be expected to result in any portion of the Series B-2 Purchase Price not being available to any Series B-2 Backstop Investor, or (b) hinder or reasonably be expected to hinder any Series B-2 Backstop Investor’s ability to perform its obligations hereunder. No such notice will limit, alter or amend any Series B-2 Backstop Investor’s obligations under this letter agreement.
     8. Approval Motion; Commitment Order. The Company’s obligations hereunder are subject to approval by the Bankruptcy Court of the transactions contemplated hereby and, where applicable, with respect to each individual Series B-2 Backstop Investor, receipt of an executed Confidentiality Agreement. The Company agrees (i) to file a motion (the “Approval Motion”), in form and substance reasonably satisfactory to the Series B-2 Backstop Investors, within ten business days following the signing of this letter agreement, seeking an order of the Bankruptcy Court approving this letter agreement and the payment of the Series B-2 Commitment Fee provided for herein, and the release and exculpation of the Series B-2 Backstop Investors, their affiliates, representatives and advisors from any liability for participation in the commitment to purchase Series B Preferred Stock pursuant to this Agreement (but excluding any liability for breach of this Agreement or their willful misconduct or gross negligence related thereto) to the fullest extent permitted under applicable law (such release and exculpation, the “Release” and such order, the “Commitment Order”), (ii) the Commitment Order shall have been entered by the

Bankruptcy Court within twenty-five calendar days after the motion seeking the same is filed, and (iii) the Commitment Order shall not have been stayed, modified or vacated within ten calendar days after the Commitment Order shall have been entered by the Bankruptcy Court. The Company will use its reasonable best efforts to ensure that the Commitment Order approves the Release.
     9. Term. This letter agreement shall terminate and be of no further force or effect upon the earlier of (a) both the consummation of the Closing and the payment in full of the Series B-2 Purchase Price by each Series B-2 Backstop Investor or (b) the termination of the Investment Agreement in accordance with its terms. Each Backstop Party shall have the right to terminate this letter agreement with respect to its individual commitment hereunder in the event that (x) the Approval Motion or the Commitment Order are not filed and entered (including the requirement of such order not being stayed, modified or vacated), respectively, within the time periods set forth in Section 8 hereof, (y) a Dispute Resolution is entered into by the Company without the consent of all of the Series B-2 Backstop Investors or (z) the Closing has not occurred on or before February 28, 2008.
     10. Notices. Any notice or other communication required to be given hereunder will be in writing, and sent by reputable courier service (with proof of service), by hand delivery, or by email or facsimile (followed on the same day by delivery by courier service (with proof of delivery) or by hand delivery), addressed as follows:
     If to any Series B-2 Backstop Investor:
To the address, email or facsimile set forth beneath such Series B-2 Backstop Investor’s signature on the signature page to this letter agreement.
     With a copy to:
Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, New York 10038-4982
Attention:      Kristopher M. Hansen
Email:              khansen@stroock.com
Fax:                 (212) 806-6006
and
Attention:      Brett Lawrence
Email:              blawrence@stroock.com
Fax:                 (212) 806-6006
     If to the Company or New Dana:
Dana Corporation (or the name of New Dana)
4500 Dorr Street
Toledo, OH 43615
Attention:      General Counsel and Secretary

Email:
Fax:                  (419) 535-4544
     With copies to:
Jones Day
222 East 41st Street
New York, New York 10017
Attention:      Corinne Ball
Email:              cball@jonesday.com
Fax:                  (212) 755-7306
and
Attention:       Marilyn W. Sonnie
Email:               mwsonnie@jonesday.com
Fax:                  (212) 755-7306
     If to Centerbridge or Purchaser:
Centerbridge Capital Partners, L.P.
375 Park Avenue, 12th Floor
New York, NY 10152
Attention:      Jeffrey Aronson
Email:              jaronson@centerbridge.com
Fax:                 (212) 672-6501
and
Attention:      David Trucano
Email:             dtrucano@centerbridge.com
Fax:                 (212) 672-6501
     With copies to:
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Attention:      Matthew A. Feldman
Email:              mfeldman@wilkie.com
Fax:                 (212) 728-9651
and
Attention:      Jeffrey R. Poss
Email:              jposs@wilkie.com
Fax:                 (212) 728-9536

or to such other address as any party will specify by written notice so given, and such notice will be deemed to have been delivered as of the date so telecommunicated or personally delivered.
     11. Jurisdiction; Consent to Service of Process. (a) Each party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Bankruptcy Court, and any appellate court from any such court, in any suit, action or proceeding arising out of or relating to this letter agreement or the transactions contemplated hereby, or for recognition or enforcement of any judgment resulting from any such suit, action or proceeding, and each party hereby irrevocably and unconditionally agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in the Bankruptcy Court.
     (b) It will be a condition precedent to each party’s right to bring any such suit, action or proceeding that such suit, action or proceeding, in the first instance, be brought in the Bankruptcy Court, and if each such court refuses to accept jurisdiction with respect thereto, such suit, action or proceeding may be brought in any other court with jurisdiction.
     (c) No party may move to (i) transfer any such suit, action or proceeding from the Bankruptcy Court to another jurisdiction, (ii) consolidate any such suit, action or proceeding brought in the Bankruptcy Court with a suit, action or proceeding in another jurisdiction, or (iii) dismiss any such suit, action or proceeding brought in the Bankruptcy Court for the purpose of bringing the same in another jurisdiction.
     (d) Each party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, (i) any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this letter agreement in the Bankruptcy Court, (ii) the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court, and (iii) the right to object, with respect to such suit, action or proceeding, that such court does not have jurisdiction over such party. Each party irrevocably consents to service of process in any manner permitted by law.
     12. Miscellaneous. This letter agreement (a) may be executed in any number of counterparts, each of which shall be deemed to be an original but all of which together shall be deemed to be one and the same agreement, (b) shall be governed by and construed in accordance with the laws of the State of New York without giving effect to its conflicts of laws principles, (c) constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, of the parties with respect to the subject matter of this letter agreement, and (d) may be amended only by a writing signed by each of the parties hereto; provided, however, that no provision of the Investment Agreement incorporated into this Agreement may be amended in a manner that adversely affects any one of the Series B-2 Backstop Investors without the written consent of each of the Series B-2 Backstop Investors and this Agreement may not be amended in a manner that adversely affects Centerbridge without the written consent of Centerbridge. No provision of this letter agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any person other than the parties hereto and their respective successors and permitted assigns. This letter agreement is not assignable by any of the parties hereto without the prior written consent of the other party.

Avenue Special Situations Fund IV, L.P.
By:	Avenue Capital Partners IV, LLC, its General Partner
By:	GL Partners IV, LLC, its General Partner

By:	/s/ Sonia Gardner

Name: Sonia Gardner
Title:

Avenue Special Situations Fund V, L.P.
By:	Avenue Capital Partners V, LLC, its General Partner
By:	GL Partners V, LLC, its General Partner

By:	/s/ Sonia Gardner

Name: Sonia Gardner
Title:

Avenue International, Ltd.

By:	/s/ Sonia Gardner

Name: Sonia Gardner
Title:

Avenue Investments, L.P.
By:	Avenue Partners, LLC, its General Partner

By:	/s/ Sonia Gardner

Name: Sonia Gardner
Title:

Avenue-CDP Global Opportunities Fund, L.P.
By:	Avenue Global Opportunities Fund GenPar, LLC its General Partner

By:	/s/ Sonia Gardner

Name: Sonia Gardner Title:

Address for Notices:	535 Madison Avenue 14th Floor New York, NY 10022

Dune Capital Management LP

By:	/s/ Joshua P. Eaton

Name: Joshua P. Eaton
Title: General Counsel

Address for Notices:	c/o Dune Capital Management LP 623 Fifth Avenue, 30th Floor New York, NY 10022 Attn: Joshua P. Eaton, General Counsel Fax: 646-885-2452 Email: josheaton@dunecapital.com

Franklin Mutual Advisers, LLC

By:	/s/ Shawn Tumulty

Name: Shawn Tumulty Title: Vice President

Address for Notices:	101 JFK Parkway Short Hills, NJ 07078

QDRF Master Ltd.
By:	Quadrangle Debt Recovery Advisors LP
Its:	Advisor

By:	/s/ Andrew Herenstein

Name: Andrew Herenstein
Title: Managing Principal

Quadrangle Debt Opportunities Fund Master Ltd
By:	Quadrangle Debt Recovery Advisors LP
Its:	Advisor

By:	/s/ Andrew Herenstein

Name: Andrew Herenstein
Title: Managing Principal

Quadrangle Debt Recovery Income Fund Master Ltd
By:	Quadrangle Debt Recovery Advisors LP
Its:	Advisor

By:	/s/ Andrew Herenstein

Name: Andrew Herenstein
Title: Managing Principal

Address for Notices:	375 Park Avenue, 14th Fl New York, NY 10152

Silver Point Capital Fund, L.P.
By:	Silver Point Capital, L.P., its investment manager

By:	/s/ Michael Gatto

Name: Michael Gatto
Title:

Silver Point Capital Offshore Fund, L.P.
By:	Silver Point Capital, L.P., its investment manager

By:	/s/ Michael Gatto

Name: Michael Gatto
Title:

Davidson Kempner Capital Management LLC and Affiliates

By:	/s/ Avi Friedman

Name: Avi Friedman
Title: Managing Member

Address for Notices:	65 East 55th, Suite 1900 New York, NY 10022

ACKNOWLEDGED and AGREED
As of this 18th day of October 2007:

DANA CORPORATION

By:	/s/ Marc S. Levin

Name: Marc S. Levin
Title: Acting Secretary

ACKNOWLEDGED, AGREED AND CONSENTED TO: As of this 18th day of October 2007:

CENTERBRIDGE CAPITAL PARTNERS, L.P.
By:	Centerbridge Associates, L.P., its general partner By: Centerbridge GP Investors, LLC its general partner

By:	/s/ Jeff Aronson

Name: Jeff Aronson
Title: Authorized Person

CENTERBRIDGE CAPITAL PARTNERS STRATEGIC, L.P.
By:	Centerbridge Associates, L.P., its general partner By: Centerbridge GP Investors, LLC, its general partner

By:	/s/ Jeff Aronson

Name: Jeff Aronson
Title: Authorized Person

CENTERBRIDGE CAPITAL PARTNERS SBS, L.P.
By:	Centerbridge Associates, L.P., its general partner By: Centerbridge GP Investors, LLC, its general partner

By:	/s/ Jeff Aronson

Name: Jeff Aronson
Title: Authorized Person